Exhibit 99.1

949 South Coast Drive, Fourth Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports First Quarter 2009 Operating Results

COSTA MESA, Calif., May 12, 2009 (BUSINESS WIRE) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the first quarter ended March 31, 2009.

Results of Operation

The economic recession and credit crisis that adversely affected our results of operations in the year ended December 31, 2008 continued into and adversely affected our results of operations for the first quarter ended March 31, 2009. As a result, in that quarter, we incurred a net loss of $2.1 million, or $0.20 per diluted share, as compared to net income of $1.0 million, or $0.09 per diluted share in the same corresponding period of 2008.

The net loss in the quarter ended March 31, 2009 was primarily attributable to an increase in nonperforming loans to $21.9 million at March 31, 2009, which compares to nonperforming loans totaling $15.9 million at December 31, 2008 and $10.7 million at March 31, 2008. As a result of the increase in non-performing loans at March 31, 2009, we recognized net loan charge-offs totaling $2.6 million and made provisions for loan losses totaling $3.5 million during the quarter ended March 31, 2009, as compared to loan charge-offs totaling $540,000 and provisions for loan losses of $1.1 million during the quarter ended March 31, 2008. The increase in the provision that we made for loan losses during the quarter ended March 31, 2009, however, enabled us to increase our allowance for loan losses to $16.3 million at March 31, 2009, or 1.93% of the loans then outstanding, which represented an increase of $9.6 million, or 143.3%, from an allowance for loan losses of $6.7 million, or 0.84% of the loans outstanding, at March 31, 2008.

Contributing to the net loss in this year’s first quarter, in addition to the increase in the provision for loan losses, were (i) a $1.5 million, or 21.7%, decrease in net interest income to $5.4 million from $6.9 million in the same quarter of 2008, partially offset by a $981,000 or 66.6% increase in non-interest income, and (ii) an increase in non-interest expense of $957,000, or nearly 17%, as compared to the first quarter of 2008.

The decrease in net interest income, which occurred despite an increase by us in loan volume, in the quarter ended March 31, 2009, was primarily attributable to a decrease in interest income of nearly $2.4 million, or 15%, only partially offset by a decrease of $900,000, or 10%, in interest expense. That decrease in interest income in this year’s first quarter was primarily attributable to (i) reductions in interest rates implemented by the Federal Reserve Board in an effort to mitigate the severity of the economic recession and (ii) the increase in non-performing loans, because we ceased accruing interest on those loans. The decrease in interest expense was primarily attributable to the reductions in interest rates that were implemented by the Federal Reserve Board. The increase in non-interest income was primarily attributable to increases in the volume of deposit transactions and in gains recognized on sales of securities available for sale in this year’s first quarter.

The increase in non-interest expense in this year’s first quarter was attributable primarily to (i) an increase of $367,000, or 11% in compensation expense primarily due to the addition of personnel in our credit administration department and our new mortgage banking department, (ii) an increase of $206,000, or 254%, in expenses incurred in connection with foreclosures of non-performing loans and the carrying costs of the properties acquired by foreclosure (“Other Real Estate Owned” or “OREO” expenses), and (iii) an increase of $178,000, or 122%, in FDIC insurance premiums, as the FDIC increased those premiums on all FDIC-insured banks as a means of offsetting losses to its insurance fund as a result of the bank failures attributable to the economic recession and credit crisis.

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PMBC First Quarter 2009 Earnings Release

May 12, 2009

“As I stated in our year end 2008 press release, we are very committed to continuing our support for our commercial lending clients and assisting them to grow their businesses with loans and our full range of financial products. In addition, in the first quarter of the current year, we accelerated our plans to grow our new mortgage lending division, which I announced in that same release. We began mortgage lending operations with the purchase of conventional and government approved residential mortgage loans that qualify for sale in to the secondary mortgage market, all the while building our infrastructure to expand our mortgage lending operations,” stated Raymond E. Dellerba, President and Chief Executive Officer. “In April 2009 we were approved by the Federal Housing Administration (“FHA”) to originate FHA insured single family mortgage loans as a Title II FHA lender and, in May 2009 we began a program pursuant to which we are purchasing from Prospect Mortgage, the nation’s largest independent retail mortgage lender, residential mortgage loans which we will be selling in the secondary mortgage market,” added Mr. Dellerba. With a solid mortgage operations team in place, we also have begun originating, and are now funding, both wholesale and retail mortgage loans that qualify for sale into the secondary mortgage market. We also plan to originate mortgage loans for our customers at our PMB financial centers located throughout our Southern California marketplace,” Dellerba went on to say. “With demand increasing for conventional residential loans from buyers wanting to take advantage of low interest rates, bargain housing prices and tax incentives now available to first time home buyers, we believe we are well positioned to capture a share of this market and, thereby, increase our revenues. As always, we will adhere to our stringent underwriting guidelines and lend in a safe, sound and conservative manner,” affirmed Mr. Dellerba.

Financial Condition

Notwithstanding the loss incurred in the first quarter ended March 31, 2009, we had total capital on a consolidated basis of more than $109 million and Pacific Mercantile Bank, our wholly owned banking subsidiary, had total capital of approximately $97 million at March 31, 2009. Moreover, the ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 10.9% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.

The following table sets forth the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand alone basis) at March 31, 2009, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At December 31, 2008		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital to Risk Weighted Assets:
Company	$109,309	12.1%	N/A	N/A
Bank	97,442	10.9%	$89,435	At least 10.0%
Tier 1 Capital to Risk Weighted Assets:
Company	$97,947	10.8%	N/A	N/A
Bank	86,197	8.6%	$53,661	At least 6.0%
Tier 1 Capital to Average Assets:
Company	$97,947	8.3%	N/A	N/A
Bank	86,197	7.4%	$58,535	At least 5.0%

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PMBC First Quarter 2009 Earnings Release

May 12, 2009

Balance Sheet Information

Loans. At March 31, 2009, gross loans totaled nearly $844 million, an increase of $50 million, or 6%, as compared to nearly $794 million at March 31, 2008. The following table sets forth, in thousands of dollars, the composition, by loan category, of our loan portfolio at March 31, 2009 and March 31, 2008. As the table indicates, during the year ended March 31, 2009, we were able to reduce the volume of real estate construction loans in our loan portfolio, while increasing commercial business and commercial real estate loans:

	March 31, 2009		March 31, 2008
	Amount	Percent	Amount	Percent
	(Unaudited)
Commercial loans	$302,996	35.9%	$272,969	34.4%
Commercial real estate loans - owner occupied	178,734	21.1%	171,798	21.6%
Commercial real estate loans - all other	127,229	15.1%	117,259	14.8%
Residential mortgage loans - multi-family	101,751	12.1%	98,363	12.4%
Residential mortgage loans - single family	65,075	7.7%	60,842	7.7%
Construction loans	29,299	3.5%	33,673	4.2%
Land development loans	31,577	3.7%	28,764	3.6%
Consumer loans	7,702	0.9%	10,438	1.3%

Gross loans	$844,363	100.0%	$794,106	100.0%

“Based on the current economic trends and indicators, we expect little loan growth from small to medium size businesses during 2009,” said Nancy Gray, Senior Executive Vice President and Chief Financial Officer. “The Bank’s primary focus during the remainder of 2009 will be on the management of asset quality and the building out of the mortgage division platform,” added Ms. Gray.

Deposits. Deposits increased by $138 million, or 18%, to $897 million at March 31, 2009, from $759 million at March 31, 2008, as we increased time deposits by $197 million, or 47%, to $615 million at March 31, 2009, from $418 million at March 31, 2008, primarily to fund increases in loans and to offset declines in lower cost deposits, principally interest-bearing transaction accounts and non-interest bearing deposits, which declined, respectively, by $42 million, or 25%, to $130 million and by $16 million, or 10%, to $152 million, at March 31, 2009. We believe that those declines were primarily the result of the worsening of economic conditions and the more recent onset of and the fears posed by the credit crisis, which led many depositors to draw down those deposits to fund their cash needs and to shift money from bank deposits to U.S. Treasury securities.

“Due to the deterioration of the economy and continuing uncertainties as to the ultimate severity and duration of the recession, we decided to increase the Bank’s liquidity and cash position by increasing the volume of the time certificates of deposit and selling securities available for sale during the first quarter of 2008,” said Ms. Gray. “The increase in time certificates of deposits and the sales of securities available for sale resulted in earning 26 basis points on $139 million of short-term investments held at the Federal Reserve Bank. One of the effects of this change in the mix of deposits to a greater proportion of time certificates of deposit and the change in the mix of interest earning assets by selling securities available for sale was to reduce our net interest margin,” continued Ms. Gray.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of eight financial centers in Southern California, four of which are located in Orange County, two of which are located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our two financial centers in Los Angeles County are located, respectively, in the cities of Beverly Hills and Long Beach.

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PMBC First Quarter 2009 Earnings Release

May 12, 2009

Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs, intentions and views about our future financial performance and our business and trends and expectations regarding the markets in which we operate. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Due to a number of risks and uncertainties to which our business and our markets are subject, our actual financial performance in the future and the future performance of our markets (which can affect both our financial performance and the market prices of our shares) may differ, possibly significantly, from our expectations as set forth in the forward-looking statements contained in this news release.

These risks and uncertainties include, but are not limited to, the following: The risk that economic recession and current market conditions will worsen in 2009, as a result of which we could incur additional loan and credit losses that would adversely affect our results of operations and cause us to incur a loss in 2009; the risk that economic activity in the United states will decline even further in 2009 as a result of the economic recession, which could lead to reductions in loan demand and, therefore, cause our interest income, net interest income and margins to decline in 2009; the possibility that the Federal Reserve Board will keep interest rates low in an effort to stimulate the economy, which could reduce our net interest margins and net interest income and, therefore, adversely affect our operating results; the prospect that government regulation of banking and other financial services organizations will increase, which could increase our costs of doing business and restrict our ability to take advantage of business and growth opportunities; and the risk that our re-entry in the wholesale mortgage loan business may cause us to incur additional operating expenses and may not prove to be profitable or may even cause us to incur losses.

Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2008, which we filed with the Securities and Exchange Commission on March 17, 2009 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 which we filed with the Securities and Exchange Commission on May 11, 2009. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future financial performance based solely on our historical financial performance. We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

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PMBC First Quarter 2009 Earnings Release

May 12, 2009

CONSOLIDATED RESULTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2009	2008	Percent Change
Total interest income	$13,513	$15,904	(15.0)%
Total interest expense	8,121	9,019	(10.0)%

Net interest income	5,392	6,885	(21.7)%
Provision for loan losses	3,450	1,075	220.9%

Net interest income after provision for loan losses	1,942	5,810	(66.6)%
Non-interest income
Service charges & fees on deposits	372	212	75.5%
Net gains/losses on sales of securities	1,884	1,080	74.4%
Net gains/losses on OREO	2	—	N/M
Other non-interest income	197	182	8.2%

Total non-interest income	2,455	1,474	66.6%
Non-interest expense
Salaries & employee benefits	3,658	3,291	11.2%
Occupancy and equipment	946	967	(2.2)%
OREO expenses	287	81	254.3%
FDIC Expense	324	146	121.9%
Other non-interest expense	1,438	1,211	18.7%

Total non-interest expense	6,653	5,696	16.8%

Income (loss) before income taxes	(2,256)	1,588	(242.1)%
Income tax provision (benefit)	(122)	588	(120.7)%

Net income (loss)	$(2,134)	$1,000	(313.4)%

Net income (loss) per share-basic	$(0.20)	$0.10
Net income (loss) per share-diluted	$(0.20)	$0.09
Weighted average shares outstanding(1)
Basic	10,435	10,491
Diluted	10,435	10,676
Ratios from continuing operations(2)
ROA	(0.74)%	0.37%
ROE	(10.43)%	4.08%
Efficiency ratio	84.78%	68.14%
Net interest margin(2)	1.92%	2.60%

(1)	In thousands.

(2)	Ratios and net interest margin for the three month periods ended March 31, 2009 and 2008 have been annualized.

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PMBC First Quarter 2009 Earnings Release

May 12, 2009

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	March 31,		Increase/ (Decrease)
	2009	2008
ASSETS
Cash and due from banks	$14,012	$16,243	(13.7)%
Fed funds sold	—	50,160	N/M
Interest bearing deposits with financial institutions (1.)	153,230	—	N/M
Interest bearing time deposits	38,348	198	N/M
Investments (including stock)	130,683	225,344	(42.0)%
Core Loans, net	827,709	787,410	5.1%
OREO	17,076	4,650	2,672.3%
Investment in unconsolidated trust subsidiaries	682	682	—
Other assets	24,255	18,146	33.7%

Total Assets	$1,205,995	$1,102,833	9.4%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$151,911	$168,230	(9.7)%
Interest bearing deposits
Interest checking	25,786	17,885	44.2%
Savings/money market	103,915	154,350	(32.7)%
Certificates of deposit	614,980	418,280	47.0%

Total interest bearing deposits	744,681	590,515	26.1%

Total deposits	896,592	758,745	18.2%
Other borrowings	204,579	222,379	(8.0)%
Other liabilities	6,181	7,363	(16.1)%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	1,124,879	1,006,014	11.8%
Shareholders’ equity	81,116	96,819	(16.2)%

Total Liabilities and Shareholders’ Equity	$1,205,995	$1,102,833	9.4%

Tangible book value per share(2.)	$7.99	$9.36	(14.6)%

Dividend per share	$—	$—	N/M

Shares outstanding	10,434,665	10,487,149	(0.5)%

(1.)	Interest bearing deposits held in the Bank’s Federal Reserve Bank Account

(2.)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

	Three Months Ended March 31,
Average Balances (in thousands)	2009	2008
Average gross loans (*)	$867,433	$789,323
Average earning assets	$1,141,338	$1,063,057
Average assets	$1,179,817	$1,093,472
Average equity	$83,225	$98,196
Average interest bearing deposits	$651,553	$590,389
(*) Excludes loans held for sale and allowance for loan losses (ALL).
Credit Quality Data (dollars in thousands)	At March 31,
	2009	2008
Total non-performing loans	$21,906	$10,734
Other real estate owned	$17,076	$4,649
Total non-performing assets	$38,982	$15,383
Net charge-offs year-to-date	$2,640	$540
90-day past due loans	$7,592	$11,888
Allowance for loan losses	$16,263	$6,661
Allowance for loan losses /gross loans (excl. loans held for sale)	1.93%	0.84%
Allowance for loan losses /total assets	1.35%	0.60%

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